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                                                                    EXHIBIT 21.1


                        SUBSIDIARIES OF THE REGISTRANT



        Vignette Europe Limited, organized under the laws of the United Kingdom.


        Vignette Australia Pty Limited (ACN 084718801), organized under the laws of Australia.